Offer of Employment

October 17, 2005

Walter C. Ogier
433 Main Street
Winchester, MA 01890

Dear Walter:

Confirming our recent discussion, Arbios Systems, Inc. (the Company), is pleased to offer you the position of President and Chief Executive Officer in accordance with the terms set forth below:

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Duties and Responsibilities - You will report to the Board of Directors and in turn will be responsible for managing all aspects of the Company's business. Your major responsibilities will include, but not be limited to, managing the Company’s relationships with the financial community, charting the course of the corporation and pro-viding the strategic concepts, planning and broad executive management necessary to achieve profitability, growth and other financial objectives; interpreting and applying the policies of the Board of Directors; overseeing the development of operating plans and controlling the activities and opera-tions of all components of the Company, including compliance with all SEC and IRS Regulations.

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Board of Directors - Upon commencement of your employment, the Board of Directors will elect you as a director of the Company, to serve with the other Directors until the next annual meetings of the stockholders.

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Salary - Your initial base salary will be $300,000. Your salary will be payable in regular installments established by the Company, and the Company will make appropriate deductions from your salary for Federal, State and Local Payroll withholding taxes. Your initial salary will be subject to review and adjustment on an annual basis in accordance with the procedures established by the Company’s Board of Directors.

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Performance Bonus - You will be eligible to receive an annual cash bonus equal up to 50% of your annual base salary based on meeting reasonable performance goals mutually established by you and the Board of Directors. We agree to pay you a bonus of $50,000 on January 31, 2006, which amount will be credited against the annual bonus that may be payable to you at the end of your first year of employment.

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Stock Options - Upon commencement of employment you will be issued a stock option to purchase 500,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on the day prior the date you commence employment, which option shall comprise ISO shares to the maximum extent permissible under law. This option will vest as follows: 250,000 shares on the one year anniversary of the date your employment commences, and 250,000 shares will vest ratably at the end of each of the twelve months of the second year of your employment. You shall also be eligible for future, continued option grants consistent with your title and position and with past practices of the Company. Notwithstanding the foregoing, if (a) a Corporate Transaction (as defined in Section 6.1.2(b) of the Company’s 2005 Stock Incentive Plan) is consummated, and (b) in connection with that Corporate Transaction (including within the 12 month period following) your employment is either terminated by the Company (or its successor) for any reason other than Cause (defined in this letter to mean willful misconduct that is harmful to the Company’s business or reputation, criminal acts, acts in bad-faith, intentional failure to act in the best interests of the Company, or repeated failure to follow a specific direction of the Board), or you are no longer the President and Chief Executive Officer of this Company (or of the surviving company in the event of a merger), then all option shares granted to you in connection with your Employment will immediately and fully vest upon such termination. Also, notwithstanding the foregoing, if you elect to terminate your employment for Good Reason (a material diminution of your responsibilities or compensation), or if you are terminated in anticipation of a potential Corporate Transaction, then all option shares granted to you in connection with your Employment will immediately and fully vest upon such termination.

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At Will Employment - You agree and understand that nothing in this offer confers or will confer any right with respect to continuation of your employment by the Company, nor will it interfere in any way with your right, or the Company’s right, to terminate your employment at any time, with or without cause.

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Severance - You will be entitled to twelve months of salary continuance, including health benefits, if you are terminated by the Company without Cause or you elect to terminate your employment for Good Reason. You may choose to terminate your employment and receive the foregoing salary continuance if the Board of Directors requires you to relocate outside of Massachusetts during the first 18 months of your employment.

•	Employee Benefits - You will be entitled to the full range of the Company’s standard employee benefits in accordance with established eligibility requirements.

•	Vacation - You will be entitled to four weeks of vacation per year, to accrue ratably over each month of employment.

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Proprietary Information and Inventions -You realize that, as an employee of the Company, you may create, or have access to, confidential information, trade secrets, substances and inventions, etc. As a condition of commencing employment, you will be required to sign and deliver the Company’s standard form of Proprietary Information and Inventions Agreement.

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Indemnity Agreement and D&O Insurance - The Company currently maintains a Directors and Officers Insurance policy for its officers and directors. Upon the commencement of employment, the Company will (i) enter into an indemnity agreement with you on mutually agreeable terms which will provide you with the maximum protection under Delaware law from personal liability in connection with your employment including provision for personal legal representation, and (ii) will add you to the Company’s existing Directors and Officers Insurance policy.

•	Subject to your acceptance of this offer, your employment with the Company would commence on November 7, 2005.

Walter, all of the Employees and Directors of Arbios Systems Inc. are extremely enthusiastic about your decision and look forward to working with you to build a successful organization.

Sincerely,

ARBIOS SYSTEMS INC

By:	/s/ Amy Factor
Amy Factor
Chief Executive Officer

Accepted by:

/s/ Walter C. Ogier
Walter C. Ogier
Date: October 17, 2005